                               FIRST AMENDMENT TO
                         INDUSTRIAL BUILD TO SUIT LEASE
                          BETWEEN CHESTNUT BAY LLC AND
                                 HEARTPORT, INC.


     THIS FIRST AMENDMENT TO LEASE, dated February 10, 1998, is made by and between CHESTNUT BAY LLC, a California limited liability company ("Landlord") and HEARTPORT, INC., a Delaware corporation ("Tenant") with respect to the following facts:

                                R E C I T A L S

     A. Tenant and Landlord entered into that certain Lease agreement dated September 19, 1997, and entered into that certain Exhibit Document dated October 31, 1997 (collectively the "Lease") for premises to be constructed on real property in the State of California, City of Redwood City, County of San Mateo, commonly known as 800 Chestnut Street.

     B. Tenant and Landlord desire to amend and modify the Lease to include in the Base Rent the amortized cost for shell upgrades requested by Tenant in accordance with Section 3(c) of the Lease and Section 5(b) of the Industrial Build to Suit Lease Work Letter attached as Exhibit C to the Lease.

     C. Landlord intends to borrow funds from Mercantile-Safe Deposit and Trust Company ("Trustee"), in its capacity as trustee of the AFL-CIO Building Investment Trust ("Trust"), a trust existing under the laws of Maryland, and not in its corporate capacity pursuant to certain agreements (collectively, the "Loan Agreements") of even date herewith between Landlord and Trustee through which Landlord intends to borrow funds from the Trust to refinance the acquisition of the Real Property and the Adjacent Real Property, to finance the acquisition of a portion of the Adjacent Real Property, and to finance the construction of the Project and improvements on the Real Property and the Adjacent Real Property. The Tenant and Landlord desire to amend and modify the Lease to accommodate the requirements of the Trust, including expanding Tenant's protection in the event of casualty, as permitted under Section 44 of the Lease. Pursuant to Landlord's borrowing of funds from the Trust, Landlord shall enter into certain agreements with the Trust including a Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents of even date herewith to be recorded against the Property and Adjacent Real Property to secure funds to be used in part to construct the Shell Improvements (defined in the Loan Agreements as the "Phase I Loan Indenture") and a Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents of even date herewith to be recorded against the Property and Adjacent Real Property to secure funds to be used in part to construct Building II and Building III on the Adjacent Real Property (defined in the Loan Agreements as the "Phase II Loan Indenture"). The Phase I Loan Indenture and the Phase II Loan Indenture are collectively defined in the Loan Agreements and are hereinafter collectively referred to as the "Indentures". The date when the lien of the Phase I Loan Indenture is reconveyed with respect to the Adjacent Real Property and the lien of the Phase II Loan Indenture is reconveyed with


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respect to the Real Property is defined in the Loan Agreements as the "Cross
Collateralization Release Date" which Loan Agreements definition shall be controlling with respect to the parties.

     NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1.  BASIC LEASE INFORMATION.

         (a) INITIAL BASE RENTAL AND ADJUSTMENT TO BASE RENT DURING LEASE
TERM.   The Initial Base Rent Per Month set forth in the Basic Lease
Information to the Lease is hereby amended to read in its entirety as follows:

     Initial Base Rent Per Month ("Base Rent"): During the initial year of the Lease Term the Base Rent shall be $1.64 per rentable square foot per month. On the first Adjustment Date, and on each subsequent Adjustment Date during the initial term only, the Base Rent shall be adjusted to the sum of the following amounts: (a) $1.56 per rentable square foot as such amount shall be adjusted pursuant to Section 3(b); plus (b) $.08 per rentable square foot, which represents the amortized value of Tenant requested Shell Upgrade Costs under Section 3(c). Except as provided in the foregoing sentence no additional adjustment shall be made to the Base Rent under: Section 3(b); or Section 3(c) except as set forth in Section 40(e) of the Lease with respect to an extension term.

         (b) TENANT'S ADDRESS FOR NOTICE. The following language is hereby added to Tenant's Address for Notice as set forth in the Basic Lease
Information:

     Prior to Tenant's occupancy of the Premises for the conduct of Tenant's business Tenant's address for notice shall be: Heartport, Inc., 200 Chesapeake, Redwood City, California 94063 Attn: Steve Johnson

         (c) SECURITY. The Security provision set forth in the Basic Lease Information to the Lease is hereby amended to read in its entirety as follows:

     Security ("Security"): Additional collateral in the form of an irrevocable letter of credit issued by a bank reasonably acceptable to Landlord and Landlord's lender and naming Trustee as beneficiary. The amount of the Security and an agreement for reductions in such amount upon Tenant's achievement of certain financial milestones, is set forth in that certain Letter of Credit Agreement ("Letter of Credit Agreement") executed between Trust, Landlord and Tenant of even date with the First Amendment to Lease and incorporated into the Lease by this reference.

         (d) PERMITTED USE. The following language is hereby added to Permitted Use as set forth in the Basic Lease Information:


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     Tenant acknowledges and agrees that under no circumstances shall the
     Premises or Common Areas be used for any use which is prohibited under
     Section 8.4 of the Purchase and Sale Agreement attached to the Lease as
     Exhibit I-1.

         2.  Section 2 TERM.

         (a) Section 2(b)(i) RENTAL COMMENCEMENT DATE. The hand interlineations of the language of subsection 2(b)(i) are hereby removed such that 2(b)(i) is revised to read in its entirety as follows:

     (i) One Hundred Twenty (120) days following the Commencement Date, plus any time following the Commencement Date that Tenant's work on the Tenant Improvements was interrupted or delayed by a Landlord Delay as defined in Exhibit C (the "Outside Rental Commencement Date");

         (b) Section 2(d) DELAYS. Subsection 2(d) of the Lease is hereby deleted in its entirety and replaced with the following:

     (d) Delays. If Shell Substantial Completion has not occurred within fifteen (15) days following the Estimated Shell Substantial Completion Date, as it may be extended by any Unavoidable Delays (defined in Exhibit
     C) and Tenant Delays, this Lease will not terminate but Tenant shall receive a Rent credit of one day free rent for each day of delay commencing on the sixteenth (16th) day following the Estimated Shell Substantial Completion Date until the earlier to occur of: thirty (45) days following the Estimated Shell Substantial Completion Date; or the Shell Substantial Completion Date. If Shell Substantial Completion has not occurred for forty-five (45) days after the Estimated Shell Substantial Completion Date, as it may be extended by any Unavoidable Delays and Tenant Delays, this Lease will not terminate but Tenant shall receive a Rent credit of two days free rent for each day of delay following the forty-fifth (45th) day of delay until Shell Substantial Completion. The Rent credits provided in this Section 2(d) and Tenant's rights under Section 2(f) shall serve as Tenant's sole and exclusive remedy for any delay of Shell Substantial Completion. Any free rent credits will commence on the date Rent would otherwise commence under
     Section 3(a) of the Lease.

         3. Section 2(f)(i) OUTSIDE SHELL COMPLETION DATE. Subsection 2(f)(i) of the Lease is hereby deleted in its entirety and replaced with the following:

         (i) In the event of a Landlord election to terminate this Lease pursuant to this subsection 2(f), and provided this Lease has not been assigned (other than as permitted under Section 15(b) of the Lease) and Tenant is not in default hereunder beyond any applicable cure periods, Tenant shall have the right (the "Outside Shell Completion Date Tenant Purchase Option"), for a period of thirty (30) days following Landlord's termination notice, to elect to purchase the Adjacent Real Property with all improvements constructed thereon and appurtenances thereto and the Real Property with all completed Tenant Improvements,


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     Common Area Improvements and Shell Improvements together with all materials, equipment and other assets purchased with proceeds of the loans secured by the Indentures whether or not incorporated into the improvements on the Real Property or Adjacent Real Property and any insurance proceeds or condemnation award due Landlord with respect to any such property (collectively the "Option Property") at a purchase price equal to the greater of: ninety percent (90%) of the Option Property's then Fair Market Purchase Price (defined herein); or the outstanding amounts due under the loans secured by the Indentures at the closing of the purchase under the option, including any amounts due as a result of Tenant's exercise of this option (the "Indentures Price"). Tenant shall exercise such right by delivering to Landlord during said thirty day period Tenant's proposed purchase contract which shall include reasonable and customary terms for the acquisition of similarly situated real property and improvements (which at a minimum shall provide for close of escrow no later than forty-five days following the date of execution of the agreement and shall relieve Landlord of all liability with respect to the Option Property following close of escrow) (the "Purchase Agreement") and shall state Tenant's proposed Fair Market Purchase Price (collectively, "Tenant's Purchase Notice"). As used in this Section, "Fair Market Purchase Price" shall be deemed to mean the arm's length purchase price between parties of equal bargaining position for real property and improvements of a similar type, design, and quality as the Option Property, in the same or similar-quality geographic area in the mid Peninsula, Highway 101 corridor market area in which the Premises are situated under market conditions existing at that time in the mid Peninsula, Highway 101 corridor market area. In determining the Fair Market Purchase Price the parties or their appraiser(s) shall consider cost replacement analysis, income analysis as well as sales of comparable real property and improvements analysis for light industrial and office purposes comparable in size, location, and type of building, age, quality, layout and condition of the Option Property, with comparable parking rights and landscaping. Sales of comparable property that are not arms-length negotiated transactions (as with a tenant that owns equity in a building) shall not be considered in determining the Fair Market Purchase Price. The Fair Market Purchase Price shall not include any amount attributable to Tenant's Tenant Improvements, Tenant's Alterations (defined herein), or other improvements made or paid for by Tenant (whether by amortization during the initial Lease Term or otherwise), and the Fair Market Purchase Price shall take into account whether there is any brokerage commission payable by Landlord upon sale. It is the intention of the parties that the provisions of this Option shall be construed so that Tenant does not pay twice for the Tenant Improvements or Tenant Alterations paid for by Tenant. If the parties cannot agree on the Fair Market Purchase Price of the Option Property within thirty (30) days of Tenant's purchase notice, each party, at its cost and by giving notice to the other party, shall, within ten (10) days thereafter, appoint a real estate appraiser with at least five (5) years' full-time commercial appraisal experience in the geographic area in which the Option Property is located, to appraise and determine the then Fair Market Purchase Price and the Fair Market Purchase Price shall be conclusively determined as follows:

         4. Section 2(g) OUTSIDE SHELL COMPLETION DATE. The first sentence of Subsection 2(g)


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of the Lease is hereby deleted and replaced with the following:

     (g) After the Fair Market Purchase Price is determined, Landlord and Tenant shall execute a Purchase Agreement with a purchase price of the greater of: ninety percent (90%) of the Option Property's then Fair Market Purchase Price as determined by the parties as set forth above; or the Indentures Price. If the parties cannot agree on reasonable and customary terms for the remaining provisions of the Purchase Agreement within one hundred thirty (130) days of Tenant's Purchase Notice despite diligent good faith efforts at negotiating such contract and the determination of a Fair Market Purchase Price, each party, at its cost and by giving notice to the other party, shall, within ten (10) days thereafter, appoint a licensed real estate broker with at least five (5) years' full-time commercial lease brokerage experience in the geographic area in which the Option Property is located, who shall jointly determine the reasonable and customary terms for remaining provisions of the Purchase Agreement. If Landlord's appointed broker and Tenant's appointed broker are unable to agree on the reasonable and customary terms for remaining provisions of the Purchase Agreement within one hundred sixty (160) days of Tenant's Purchase Notice, they shall select a third licensed real estate broker with equivalent experience and the three brokers shall establish the "reasonable and customary terms for remaining provisions of the Purchase Agreement" using the same process required of the appraisers to establish the "Fair Market Purchase Price" under Sections 2(f)(iii) and (iv) of the Lease.

         5. Section 2(h) TENANT'S CONTINUING OPTION RIGHTS. A new Section 2(h) TENANT'S PRE- CROSS COLLATERALIZATION RELEASE DATE OPTION and a new
Section 2(i) TENANT'S POST CROSS COLLATERALIZATION RELEASE DATE OPTION are hereby added to the Lease to read in their entirety as follows:

     2(h) Tenant's Pre- Cross Collateralization Release Date Option. In the event that Landlord terminates the Lease pursuant to Section 12 or 13 herein prior to the date that the Cross Collateralization Release Date and the contemplated reconveyances of the Indentures associated therewith have occurred, and provided this Lease has not been assigned (other than as permitted under Section 15(b) of the Lease) and Tenant is not in default hereunder beyond any applicable cure periods, Tenant shall have the right, for a period of thirty (30) days following Landlord's termination notice, to elect to purchase the Option Property at a price equal to the greater of: ninety percent (90%) of the Option Property Fair Market Purchase Price determined for the date immediately preceding the date of damage or destruction less Estimated Reconstruction Costs; or the Indentures Price (the "Pre- Cross Collateralization Release Date Option"). For purposes of this provision, "Estimated Reconstruction Costs" shall be the amount reasonably estimated by Landlord's Contractor and Tenant's Contractor to restore the completed Shell Improvements, Tenant Improvements, Common Area Improvements, and any improvements completed on the Adjacent Real Property, to their condition immediately prior to the damage or destruction. If Landlord's Contractor and Tenant's Contractor are unable to agree on the Estimated Reconstruction Costs within thirty (30) days of Tenant's exercise of its Pre-Cross Collateral


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     Release Date Option Right, they shall select a third licensed contractor with equivalent experience to Tenant's Contractor and the three contractors shall establish the Estimated Reconstruction Costs using the same process required of the appraisers to establish the Fair Market Purchase Price under Sections 2(f)(iii) and (iv) of the Lease. The purchase of the Option Property pursuant to this Pre-Cross Collateralization Release Date Option shall be concluded in accordance with Section 2(g) above; provided, however, that Tenant shall receive a credit toward the purchase price for any outstanding monetary obligations due Tenant from Landlord under the Lease (reduced by any monetary obligations due Landlord from Tenant under the Lease), but only to the extent the purchase price exceeds the Indentures Price (it being understood between the parties that the minimum price for the Option Property in all circumstances under this Pre-Cross Collateral Release Date option right shall be the outstanding amounts due the Trust under the Indentures including any amounts due as a result of Tenant's exercise of this option).

     2(i) Tenant's Post Cross Collateralization Release Date Option. In the event that Landlord terminates the Lease pursuant to Section 12 or 13 herein at any time following the date that the Cross Collateralization Release Date and the contemplated reconveyances of the Indentures associated therewith have occurred, and provided this Lease has not been assigned (other than as permitted under Section 15(b) of the Lease) and Tenant is not in default hereunder beyond any applicable cure periods, Tenant shall have the right (the "Post Cross Collateralization Release Date Option"), for a period of thirty (30) days following Landlord's termination notice, to elect to purchase the Real Property with all remaining Tenant Improvements, Common Area Improvements and Shell Improvements together and with all materials, equipment and other assets purchased with proceeds of the $16,000,000 loan secured by the Phase I Indenture whether or not incorporated into the improvements on the Real Property or Adjacent Real Property and any insurance proceeds or condemnation award due Landlord with respect to any such property ("Phase I Option Property") at the greater of: ninety percent (90%) of the Phase I Option Property Fair Market Purchase Price determined for the date immediately preceding the date of damage or destruction less Estimated Reconstruction Costs; or the outstanding amounts due under the $16,000,000 loan secured by the Phase I Indenture at the closing of the purchase under this option including any amounts due as a result of Tenant's exercise of the option (the "Phase I Indenture Price"). Reconstruction Costs and the Fair Market Purchase Price for the Phase I Option Property shall be determined as set forth in Section 2(h) above but only with respect to the Phase I Option Property. The purchase of the Phase I Option Property pursuant to this Post Cross Collateralization Release Date Option shall be concluded in accordance with Section 2(g) above; provided, however, that Tenant shall receive a credit toward the purchase price for any outstanding monetary obligations due Tenant from Landlord under the Lease (reduced by any monetary obligations due Landlord from Tenant under the Lease), but only to the extent the purchase price exceeds the Phase I Indenture Price (it being understood between the parties that the minimum price for the Phase I Option Property in all circumstances under this Post Cross Collateral Release Date option right shall be the outstanding amounts due the Trust under the Phase I Indenture including any amounts due under the Phase I Indenture as


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     a result of Tenant's exercise of the Pre- Cross Collateralization Release
     Date Option).

         6. Section 3(c) SHELL UPGRADE COSTS. Section 3(c) to the Lease is hereby deleted in its entirety and replaced with the following language:

     (c) Shell Upgrade Costs. Landlord shall provide Tenant with ten dollars ($10.00) ("Shell Upgrade Allowance") per rentable square foot toward Shell Upgrade Costs which shall be amortized and included in Base Rent by amendment to this Lease pursuant to Section 5(b) of Exhibit C hereto.
     Any portion of the Shell Upgrade Allowance which is not used by Tenant to pay for actual Shell Upgrade Costs may be used by Tenant to pay the cost for Tenant Improvements installed in the Premises. Following the Rental Commencement Date, Landlord shall pay Tenant, within thirty (30) days from Tenant's request, an amount equal to any unused Shell Upgrade Allowance (not used to pay for Shell Upgrade Costs) to reimburse Tenant for amounts expended for Tenant Improvements as reflected in paid invoices and lien waivers presented to Tenant for completed Tenant Improvement work installed in the Premises.

         7. Section 7(b) SHELL IMPROVEMENTS, TENANT IMPROVEMENTS, COMMON AREA IMPROVEMENTS, ALTERATIONS AND ADDITIONAL RISK. The first sentence of subsection 7(c)(v) is hereby revised to read as follows:

     Landlord shall maintain fire and extended coverage (including "all risk", expediting expense coverage and law and ordinance coverage), and at Landlord's or Tenant's option earthquake insurance, throughout the Term in an amount equal to the full replacement cost of the Shell Improvements, Tenant Improvements, Common Area Improvements and Alterations (new without deduction for depreciation), rental interruption or equivalent loss of use insurance against loss of Rent in an amount equal to the amount of Rent for a period of twelve (12) months (or at Landlord's or Tenant's option up to twenty-four (24) months) commencing on the date of loss, together with other insurance as may be required by Landlord's lender, in its reasonable discretion, or by any governmental agency.

         8. Section 7(c)(v) WAIVER OF SUBROGATION. The first sentence of subsection 7(c)(v) is hereby revised to read as follows:

     Tenant waives any right of recovery from the Landlord, Landlord's officers and employees, and Landlord waives any right of recovery from Tenant, Tenant's officers or employees, for any loss or damage (including consequential loss) resulting from any of the perils insured against under insurance either: (i) required to be carried by the party required to waive its right of recovery under this provision; or (ii) actually carried by either party under this Lease.

         9. Section 9(d) DAMAGE AND REMOVAL. The following language is hereby added to the end of Section 9(d) of the Lease:


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     Tenant shall not remove as Tenant's equipment any equipment, whether installed by Tenant as part of the Tenant Improvements or otherwise, which includes any integral portion of the Building mechanical, electrical or plumbing systems excluding Tenant's trade fixtures.

         10. Section 11(h) REMEDIATION DUE TO TENANT'S ACTIVITIES. A new subsection 11(h)(iii) is hereby added to the Lease to read in its entirety as follows:

     Tenant's obligations under this Section 11(h) shall survive the expiration or earlier termination of the Term of this Lease.

         11. Section 11(l) LANDLORD REPRESENTATION WITH RESPECT TO R&H AGREEMENTS. A new subsection 11(l) is added to the Lease to read in its entirety as follows:

         11(l)  R&H Agreements.

     Landlord represents and warrants to Tenant as of the date hereof that the following constitute all of the agreements between Landlord and R&H pertaining to the Real Property or the Adjacent Real Property under which Landlord has any continuing obligation to R&H: The Access Agreement, the Purchase and Sale Agreement, and all Exhibits thereto, Addendum, First Amendment, Second Amendment, Third Amendment, the Deed of Trust described in Exhibit B, and the Note secured by such Deed of Trust and letter agreement relating to reinstallation of monitoring wells and monitoring points following grading and/or construction. Landlord represents and warrants to Tenant that, as of the date hereof, Landlord is not under any continuing obligation to R&H under any other agreement, written or oral, pertaining to the Real Property or the Adjacent Real Property.

         12.  Section 12(a) CASUALTY.

         (a) The first sentence of subsection 12(a)(ii)(bb) is hereby revised to read in its entirety as follows:

     (bb) If Landlord elects to terminate this Lease pursuant to this subsection 12(a)(ii) of the Lease, the Rent shall be abated from the date Tenant vacates the Premises, and Landlord shall provide Tenant with any insurance proceeds actually received by Landlord allocable to the damaged Tenant Improvements, provided however, that if Tenant is not otherwise in default under the terms of this Lease Tenant shall have the additional right upon written notice to Landlord given with thirty (30) days following Landlord's notice of termination, to elect to repair the Premises at Tenant's expense, provided that if the date of such damage or destruction is after the expiration of the fifth Lease Year, Tenant's right to make such election shall be conditioned upon Tenant's simultaneous election to renew the Lease Term for a minimum of ten (10) years from the date of the damage and destruction under the same terms and conditions as an extension of the Term under Section 40 of this Lease.


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         (b) The following language is hereby added to the end of subsection
12(a)(iv) Total Destruction:

     Any property insurance proceeds actually received by Landlord or the Trust (or any other Landlord lender with senior lien rights to this Lease) under insurance policies carried by Landlord pursuant to Section 7(b) of the Lease allocable to damaged Tenant Improvements and which Landlord is required to reimburse to Tenant pursuant to Sections 12(a)(iv) TOTAL DESTRUCTION, and (ii) any condemnation award actually received by Landlord or the Trust to which Tenant is entitled under
     Section 13(c) AWARD or Section 13(d) TEMPORARY CONDEMNATION of the Lease, shall be collectively referred to herein as the "TI Proceeds". As a pre-condition of the effectiveness of any termination notice given by Landlord under this subsection 12(a)(iv), Landlord shall pay to Tenant an amount equal to the TI Proceeds, such payment to be made no later than the later of ninety (90) days after the date of destruction or ten (10) business days after the TI Proceeds are paid by the insurer or to the party entitled thereto (the "TI Proceeds Payment Date"). If Landlord is unable to pay the TI Proceeds to Tenant on or before the TI Proceeds Payment Date, Tenant shall thereupon have the right, upon written notice to Landlord given with thirty (30) days after the TI Proceeds Payment Date, to elect to cause Landlord to repair the Premises, provided that if the date of such damage or destruction is after the expiration of the fifth Lease Year, Tenant's right to make such election shall be conditioned upon Tenant's simultaneous election to renew the Lease Term for a minimum of ten (10) years from the date of the damage and destruction under the same terms and conditions as an extension of the Term under Section 40 of this Lease.

     13.  Section 15(a) ASSIGNMENT AND SUBLETTING  The first two sentences of
Section 15(a) to the Lease are hereby deleted in their entirety and replaced with the following language:

     (a) Tenant will not assign the Lease or sublet, whether voluntarily or involuntarily or by operation of law, the Premises or any part of the Premises without Landlord's prior written approval, which will not be unreasonably withheld, delayed or conditioned. If Tenant desires to assign this Lease or sublet any or all of the Premises, Tenant must, as soon as reasonably possible, and in any event no less than twenty (20) days prior to the anticipated effective date transfer, give Landlord written notice of the anticipated effective date of the assignment or sublease. Landlord will have a period of fifteen (15) business days following receipt of notice from Tenant requesting Landlord's approval (and providing to Landlord copies) of all related documents and agreements associated with the assignment or sublease received by Landlord or reasonably requested by Landlord, including, without limitation, the financial statements of any proposed assignee or subtenant, to notify Tenant in writing that Landlord elects (a) to permit Tenant to assign this Lease or sublet space; or (b) to disapprove the proposed assignment or subletting. If Tenant's notice requesting approval of such documents contains a prominent statement in solid capital letters stating, in substance, "WARNING: FAILURE TO RESPOND TO THIS NOTICE WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLETTING", a courtesy copy of such notice is delivered to GE Capital Investment


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     Advisors, Inc., 600 West Peachtree Street, N.W., Atlanta, Georgia  30308
     ("GECIA") (such notice to be provided for notice purposes only and not for purposes of consent) and Tenant has written evidence of receipt of such notice by the acting President or agent for service of process of Landlord, and a Senior Vice President of GECIA, and Landlord fails to notify Tenant in writing of a disapproval within fifteen (15) business days of such receipted notice, Landlord will be deemed to have elected option (a); if such notice contained no such statement Landlord will be deemed to have elected option (b).

         14. Section 18 SUBORDINATION. The last sentence of Section 18 regarding the delivery of the R&H SAND to Tenant is hereby deleted in its entirety.

         15. Section 21(a) SECURITY DEPOSIT. The following language is hereby added to the end of Section 21(a).

     Landlord shall make the Security Deposit available to the Trust if and when required to cure a Tenant Event of Default. Landlord shall transfer the Security Deposit to the Trust at such time that the Trust succeeds to the rights of Landlord under the Lease upon exercise by the Trust of its rights under the Indentures.

         16. Section 21(b) SECURITY. The first sentence of Section 21(b) Security, is hereby deleted and replaced with the following sentence:

     Tenant shall provide Landlord with the Security concurrent with the execution of the R&H Estoppel in favor of Tenant in the form attached hereto as Exhibit A.

         17. Section 22 ENTIRE AGREEMENT. Section 22 of the Lease is hereby deleted in its entirety and replaced with the following language:

     Section 22. Entire Agreement. This Lease, all Exhibits hereto contained in the Exhibit Document, this First Amendment to Lease, as well as the Letter of Credit Agreement and the Subordination Attornment and Non-Disturbance Agreement as executed between Trust, Landlord and Tenant of even date herewith, set forth all the agreements between Landlord and Tenant concerning the Premises, and there are no other agreements (or side letters), either oral or written, other than as set forth in this
     Section 22 to this Lease.

         18. Section 42 TENANT RIGHT TO TERMINATE. Section 42 of the Lease is hereby deleted in its entirety and replaced with the following language:

     Section 42. Tenant Right to Terminate. Tenant shall have the right to terminate this Lease in the event the construction loan (or adequate alternate financing or equity) (together the "Loan"), for construction of the Shell Improvements is not funded or available on or before February 14, 1998. Landlord covenants: (i) to advise Tenant of any notice from Landlord's lender which may prevent the loan from funding; (ii) to continue the progress of construction


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

     without delay due to any delay in construction financing; and (iii) in the event Tenant elects to terminate the Lease pursuant to this paragraph 42, to pay to Tenant actual architectural fees for the Tenant Improvements, invoiced to Tenant by Tenant's Architect for services provided after December 15, 1997 through the date of Tenant's notice, not to exceed One Hundred Thousand Dollars ($100,000).

         19. ADDITIONAL PROVISIONS. The following new provisions are hereby added to the end of the Lease.

     Section 48. REPRESENTATIONS REGARDING FINANCING FROM TRUST. Landlord makes the following representations and warranties regarding the terms of the Loan Agreements:

         (a) The Loan Agreements provide for advances of principal in an aggregate maximum amount of $31,000,000 of which $16,000,000 is allocated to the Real Property ("Phase I Project") and $15,000,000 is allocated to the Adjacent Real Property ("Phase II Project") (each, a "Loan" and together, the "Loans"). There is no provision in the Loan Agreements for advances to or for the benefit of Landlord, or any designee or member of Landlord, in excess of these amounts other than, at Trustee's option, advancing sums to complete the Phase I Project and/or the Phase II Project or otherwise in connection with a default by Landlord under the terms of the Loan Agreements. Landlord may incur additional liability under the Loan Agreements as a result of its obligations (i) to reimburse Trustee expenses and (ii) to indemnify and defend Trustee under certain circumstances connected with a default by Landlord.

         (b) The Loan Agreements impose a prepayment penalty ("Prepayment Penalty") equal to $160,000 in the case of the Phase I Project loan and $150,000 in the case of the Phase II Project loan, for any payment of the principal sum prior to maturity, by acceleration or otherwise. In the case of the Phase I Project Loan, the prepayment penalty drops to zero eight years after the date on which the Loan converts to permanent status. The Phase II Project Loan contains a similar provision whose effective date varies depending on the term selected for the permanent phase of the Phase II Project Loan. The Loan Agreements do not contain any provision that affords Landlord better treatment than Tenant with respect to the Prepayment Penalty or any other right or obligation respecting the Loans.

     The Loan Agreements permit prepayment of the Loans in connection with Tenant's exercise of its option to purchase the Real Property (and, prior to the Cross Collateralization Release Date, the Adjacent Real Property) pursuant to Sections 2(h) and (i) of the Lease (as amended herein) and Tenant's exercise of the option to purchase the Real Property and the Adjacent Real Property pursuant to Section 2(f) of the Lease (as amended herein). The Loan Agreements exempt from the application of the Prepayment Penalty (i) any prepayment resulting from Trustee's election to apply condemnation awards or casualty proceeds to reduce the outstanding principal balance of the Loans, provided that Landlord is not in default under the associated Loan Agreement, and (ii) any prepayment of all or any portion


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

     of the principal balance of the Loans remaining outstanding after any such application pursuant to Tenant's exercise of its option to purchase the Real Property (and, prior to the Cross Collateralization Release Date, the Adjacent Real Property) pursuant to Sections 2(h) and (i) of the Lease (as amended herein). Tenant's exercise of the option to purchase the Real Property and the Adjacent Real Property pursuant to
     Section 2(f) of the Lease (as amended herein) would be subject to the Prepayment Penalty, and the amount outstanding under the Loan Agreements would include any applicable Prepayment Penalty in the event that Trustee elected to apply any condemnation award or casualty proceeds to reduce the outstanding principal balance of the loans while Landlord was in default under the associated Loan Agreement.

         (c) The project budgets approved in the Loan Agreements allocate the entire loan proceeds to hard and soft costs associated with the Phase I Project and the Phase II Project, with a reserve for contingencies in the amount of $444,000 for the Phase I Project Loan and $400,000 for the Phase II Project Loan. These hard and soft costs include certain costs already incurred by Landlord which will be reimbursed to Landlord, including Landlord's obligation to reimburse David Ferrari for the assignment of the Rohm and Haas Purchase Agreement. Disbursements will be made under the Loan Agreements only for approved budget items, and any cost savings will be allocated to the associated contingency reserve. Following Completion of the associated Project and satisfaction of certain conditions, Landlord may make a final draw of the unadvanced portion of the maximum amount of the Loan. In the case of the Phase I Project Loan, this draw will be applied to reduce Landlord's indebtedness with respect to the Phase II Project Loan.

         (d) The Loan Agreements specifically authorize Tenant's prepayment of the Loans in connection with Tenant's exercise of its purchase options pursuant to the Lease, and there is no provision of the Loan Agreements that would (i) materially interfere with or delay Tenant's exercise of the options, or the prepayment of the Loans in connection therewith (ii) impose any obligation or liability upon Tenant or otherwise require Tenant to make any payment on account of the Phase II Loan after the Cross Collateralization Release Date, or (iii) make Tenant liable to Trustee for any other amount in connection with the exercise of any of the foregoing options of Tenant, other than the Prepayment Penalty (to the extent described in these representations) and any Trustee's fees or expenses for which Borrower is liable, including Trustee's fees and expenses incidental to Tenant's exercise of the option, including but not limited to attorney's fees incurred by Trustee in connection with the proposed repayment of the Loan.

         (e) Landlord agrees that within two (2) business days after the initial funding under the Loan Agreements, Landlord will provide Tenant with a true and complete copy of the Loan Agreements provided Tenant covenants to and agrees with Trustee, in writing, not to disclose to any third parties or to the public the terms of the Loan or the Loan Agreement without Trustee's and Landlord's prior written consent. Landlord shall be liable to Tenant for all damages incurred by Tenant resulting from the material inaccuracy or incompleteness


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

     of any of the foregoing representations.

         (f) Landlord represents that the definition of the Cross Collateralization Release Date in the Loan Documents occurs at Landlord's request to Trustee following the satisfaction of certain conditions including: (i) Tenant has completed construction of the Tenant Improvements to be installed in sixty-five percent (65%) of the net Building Rentable Area in accordance with the Final Tenant Improvement Working Drawings and has occupied the Premises for substantial business operations and has commenced payment in full of rent for the entire rentable square footage of the Premises; and (ii) Landlord has completed construction of Building II and Building III and seventy-five percent (75%) of the combined net Rentable Area is fully occupied on a full rent paying basis by third party tenants under leases approved by Trustee.
     The definition of the Cross Collateralization Date in the Loan Documents is controlling and the Trustee will not be bound by the provisions of this paragraph.

         Section 49.  ADJACENT REAL PROPERTY LEASING INFORMATION.

         (a) LEASING INFORMATION. Landlord agrees to advise Tenant in writing of the date, lease term, square footage, proposed Building and general tenant credit worthiness of any initial offer received from a prospective tenant by Landlord for the initial lease of shell space in Building II or III as well as Landlord's then asking rent for Buildings II and III and whether the offered rent is above or below Landlord's then asking rent. Landlord's notice shall be timely provided to Tenant and in any case no later than five (5) business days prior to Landlord's first written counter offer to the prospective tenant which is the subject of the notice. Landlord's failure to provide such information to Tenant shall not be a default under this Lease nor shall such obligation limit Landlord's right in any way to conclude any lease, sale, exchange, license or any other agreement with respect to Building II or III. Landlord's obligation to pay the liquidated damages under Section 49(b) (but not Landlord's obligation to provide leasing information pursuant to this Section 49(a)) shall expire upon the sale, exchange or transfer of: solely the Adjacent Real Property; collectively the Real Property and Adjacent Real Property; or upon the sale, exchange or transfer of all of the membership interests in Landlord. Landlord's obligation for the liquidated damages with respect to Section 49(b) shall continue in the event that Landlord shall sell the Real Property for so long as Landlord retains title to the Adjacent Real Property.

         (b) LIQUIDATED DAMAGES. LANDLORD SHALL BE OBLIGATED TO PAY TENANT AS LIQUIDATED DAMAGES THE SUM OF FIFTY THOUSAND DOLLARS ($50,000) PER BUILDING ON THE FIRST OCCASION FOR EACH OF BUILDING II AND BUILDING III (FOR A MAXIMUM $50,000 PER BUILDING) THAT LANDLORD SHALL EXECUTE AN INITIAL LEASE OF SHELL SPACE FOR ALL OR ANY TENANTABLE PORTION OF EITHER BUILDING WITHOUT TIMELY PROVIDING THE INFORMATION REGARDING THE INITIAL OFFER FROM THE PROSPECTIVE TENANT TO TENANT AS REQUIRED UNDER THIS
     SECTION 49.  SUCH AMOUNT

     SHALL BE ACCEPTED BY TENANT AS LIQUIDATED DAMAGES AND NOT AS A PENALTY AND AS TENANT'S SOLE AND EXCLUSIVE REMEDY. IT IS AGREED THAT SAID AMOUNT CONSTITUTES A REASONABLE ESTIMATE OF THE DAMAGES TO TENANT FROM LANDLORD'S FAILURE. LANDLORD AND TENANT AGREE THAT IT WOULD BE IMPRACTICAL OR IMPOSSIBLE TO PRESENTLY PREDICT WHAT MONETARY DAMAGES TENANT WOULD SUFFER UPON LANDLORD'S FAILURE TO PROVIDE THE NOTICE REQUIRED BY THIS SECTION 49. LANDLORD DESIRES TO LIMIT THE MONETARY DAMAGES FOR WHICH IT MIGHT BE LIABLE HEREUNDER AND TENANT AND LANDLORD DESIRE TO AVOID THE COSTS AND DELAYS THEY WOULD INCUR IF A LAWSUIT WERE COMMENCED TO RECOVER DAMAGES OR OTHERWISE ENFORCE TENANT'S RIGHTS. THE PARTIES ACKNOWLEDGE THIS PROVISION BY PLACING THEIR INITIALS BELOW:

     LANDLORD: _________________  TENANT: ________________

         20. WORK LETTER. Exhibit C to the Lease is hereby modified as follows:

         (a) Section 1. DEFINED TERMS; LANDLORD DELAY. The first phrase of the definition of Landlord Delay which reads, "(a) any actual delay in the Shell Substantial Completion or Final Substantial Completion ,, that is caused by:" is hereby replaced with the phrase, "(a) any actual delay in the Rental Commencement Date beyond the Outside Rental Commencement Date (computed without regard to Landlord Delays) that is caused by:".

         (b) Section 4(d)(ii) LANDLORD DELAY CALCULATIONS. The last sentence of Section 4(d)(ii) is hereby deleted and replaced with the following language:

     Notwithstanding anything to the contrary in the Lease or this Work Letter, if Final Substantial Completion has not occurred within Seventy-five (75) days following the Estimated Shell Completion Date, as it may be extended by any Unavoidable Delays and Tenant Delays, the Rent credit to which Tenant is entitled under Section 2(d) of the Lease shall be computed by adding to the number of days of delay in Shell Substantial Completion (if any) used in the Section 2(d) calculation a number of days equal to any incremental additional delay in Final Substantial Completion (so that delays in Shell Substantial Completion and in Final Substantial Completion are aggregated, but not double counted).

         (c) Section 6. TENANT'S IMPROVEMENTS. A new Section 6(j) is hereby added to the Work Letter as follows:

     (j) TENANT IMPROVEMENT COMPLETION SCHEDULE. Provided Landlord has achieved Substantial Shell Completion on or before the Estimated Shell Completion Date, then, subject to Landlord Delays and Unavoidable Delays, on or before January 30, 1999, Tenant shall: (i) complete construction of the Tenant Improvements to be installed in sixty-five percent (65%)


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

     of the net Building Rentable Area in accordance with the Final Tenant Improvement Working Drawings; and (ii) occupy the Premises for substantial business operations.

         21.  CONDITIONAL PROVISIONS.

     (a) Trust Loan Not Consummated or Funded. The following provisions of this First Amendment to Lease, and only the listed provisions, shall be of no force and effect if the loan from the Trust to Landlord is not consummated and the first draw is not funded on or before February 14, 1998: Sections 1(c), 13 (with respect to notice to GECIA only), 14, 17 and 19 (with respect to Section 48 only). In addition, if the loan from the Trust to Landlord is not consummated Tenant shall not be obligated to post the Security until the date that a replacement loan or adequate alternate financing or equity for the construction of the Shell Improvements is funded. Sections 3, 4 and 5 shall survive (should the loan from the Trust to Landlord not be consummated and the first draw not funded on or before February 14, 1998), only in the event and to the extent that any new loan documentation preempts Tenant's rights to TI Proceeds in the manner of the loans secured by the Indentures; and, in addition with respect to Section 4 where the Real Property and the Adjacent Real Property are cross collateralized. The provisions of Section 42 of the Lease as modified by Section 19 of this First Amendment to Lease shall prevail over any provision the Lease.

     (b) Indentures Reconveyed. The following provisions of this First Amendment to Lease, and only the listed provisions shall be of no further force and effect upon Landlord's repayment of all amounts due and the reconveyance of: (i) the Indentures prior to the Cross Collateralization Release Date; or (ii) the Phase I Indenture following the Cross Collateralization Release Date: Sections 1(c)(provided in no event shall Tenant be obligated to increase the Security amount or further defer reduction of the Security amount but that the parties shall otherwise not be bound by the terms of the Letter of Credit Agreement), 13 (with respect to notice to GECIA only), 14, 17 (except with respect to any side letter referenced in the Lease which predates this First Amendment to Lease which shall be of no further force and effect between the parties), and 19 (with respect to Section 48 only). Sections 3, 4 and 5 shall survive (should the Indentures be reconveyed), only in the event and to the extent that any new loan documentation preempts Tenant's rights to TI Proceeds in the manner of the loans secured by the Indentures; and, in addition with respect to Section 4 where the Real Property and the Adjacent Real Property are cross collateralized.

         22. NO FURTHER MODIFICATIONS. Except as specifically modified herein, the Lease and all Exhibits thereto remain unmodified and in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease as of the date and year first set forth above.

Landlord: CHESTNUT BAY LLC, a
California limited liability company

___________________________
Mike Newbro, President

___________________________
John Nicholson, Member

Tenant: HEARTPORT, INC., a Delaware
corporation

_________________________________
Steve Johnson, Vice President of
Manufacturing

By:  ____________________________

Its: ____________________________



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